Exhibit 10.9

EXECUTION VERSION

SOFTGEL COMMERCIAL SUPPLY AGREEMENT
(Voclosporin softgel capsules)

This Softgel Commercial Supply Agreement ("Agreement") is made as of this 28th day of August 2020 ("Effective Date"), by and between Aurinia Pharmaceuticals Inc., an Alberta Canada corporation, with a place of business at 1203-4464 Markham St., Victoria, British Columbia V8Z 7X8, Canada ("Client"), and Catalent Pharma Solutions, LLC, a Delaware limited liability company, having a place of business at 14 Schoolhouse Road, Somerset, New Jersey 08873 ("Catalent").

RECITALS

A.    Client is a company that develops, markets and sells pharmaceutical products;

B.    Catalent is a leading provider of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies;

C.    Client desires to engage Catalent to provide certain services to Client in connection with the Processing of Client's Product, and Catalent desires to provide such services, all pursuant to the terms and conditions set forth in this Agreement.

THEREFORE, in consideration of the mutual covenants, terms and conditions set forth below, the parties agree as follows:

ARTICLE 1 DEFINITIONS
The following terms have the following meanings in this Agreement:

1.1    "Acknowledgement" has the meaning set forth in Section 4.6(B).

1.2    "Affiliate(s)" means, with respect to Client or any third party, any corporation, firm, partnership or other entity that controls, is controlled by or is under common control with such entity; and with respect to Catalent, Catalent Pharma Solutions, Inc. and any corporation, firm, partnership or other entity controlled by it. For the purposes of this definition, "control" means the ownership of at least fifty percent (50%) of the voting share capital of an entity or any other comparable equity or ownership interest.
1.3    "Agreement" has the meaning set forth in the introductory paragraph, and includes all its Attachments and other appendices (all of which are incorporated herein by reference) and any amendments to any of the foregoing made as provided herein or therein.

1.4    "API" means the patented compound Voclosporin, as further described in the Specifications that has been released by Client and provided to Catalent, along with a certificate of analysis, as provided in this Agreement.
1.5    "Applicable Laws" means, with respect to Client, all laws, ordinances, rules and regulations, currently in effect or enacted or promulgated during the Term, and as amended from

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

time to time, of each jurisdiction in which API or Product is produced, marketed, distributed, used or sold, together with all policies, practices, protocols, standards or guidelines of any Regulatory Authority having jurisdiction over Client or Product in such jurisdiction which, although not necessarily having the force of law, are regarded by such Regulatory Authority as requiring compliance as if it had the force of law; and with respect to Catalent, all laws, ordinances, rules and regulations, currently in effect or enacted or promulgated during the Term, and as amended from time to time, of the jurisdiction in which Catalent Processes Product, including cGMP.

1.6    "Batch" means a defined quantity of Product that has been or is being Processed in accordance with the Specifications.

I.7 "Catalent" has the meaning set forth in the introductory paragraph, or any successor or permitted assign. Catalent shall have the right to cause any of its Affiliates to perform any of its obligations hereunder, and Client shall accept such performance as if it were performance by Catalent.

1.8    "Catalent Defective Processing" has the meaning set forth in Section 5.2.

1.9    "Catalent Indemnitees" has the meaning set forth in Section 13.2.

1.10    "Catalent IP" has the meaning set forth in Article 11.

1.11    "cGMP" means current Good Manufacturing Practices promulgated by the Regulatory Authorities in the jurisdictions included in Applicable Laws (as applicable to Client and Catalent respectively). In the United States, this includes 21 C.F.R. Parts 210 and 211, as amended.

1.12    "Client" has the meaning set forth in the introductory paragraph, or any successor or permitted assign.

1.13    "Client Indemnitees" has the meaning set forth in Section 13.1.

1.14    "Client IP" has the meaning set forth in Article 11.

1.15    "Client Inventions" has the meaning set forth in Article 11.

1.16    "Client-supplied Materials" means any materials to be supplied by or on behalf of Client to Catalent for Processing, as provided in Attachment A, including API and reference standards.

1.17    "Commencement Date" means the first date on which Catalent delivers (pursuant to Section 6.1) to Client Product intended for commercial sale, excluding validation Batches.

I.18    "Confidential Information" has the meaning set forth in Section 10.1.

1.19    "Contract Year" means (i) for the first Contract Year, the partial twelve (12) month period beginning on the Commencement Date and ending on the first December 31 thereafter ("Contract Year 1") and (ii) following Contract Year 1, each consecutive twelve (12) month period beginning on January 1 and ending on December 31 ("Contract Year 2", "Contract Year 3", etc.).

1.20    "Defective Product" has the meaning set forth in Section 5.2.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

1.21    "Discloser" has the meaning set forth in Section 10.1.

1.22    "Effective Date" has the meaning set forth in the introductory paragraph.

1.23    "Exception Notice" has the meaning set forth in Section 5.2.

1.24    "Facility" means Catalent's facility located in St. Petersburg, Florida; or such other facility as agreed by the parties in writing.

1.25    "Firm Commitment" has the meaning set forth in Section 4.2.

1.26    "Invention" has the meaning set forth in Article 11.

1.27    "Long Term Forecast" has the meaning set forth in Section 4.3.

1.28    "Losses" has the meaning set forth in Section 13.1.

1.29    "Minimum Requirement" has the meaning set forth in Section 4.1.

1.30    "Process" or "Processing" means the compounding, filling, encapsulating, producing and bulk packaging (but not secondary or retail packaging) of Client-supplied Materials and Raw Materials into Product by Catalent, in accordance with the Specifications and under the terms of this Agreement.

1.31    "Process Inventions" has the meaning set forth in Article 11.

1.32    "Product" means the bulk pharmaceutical product containing the API, as more specifically described in the Specifications.
1.33    "Product Maintenance Services" has the meaning set forth in Section 2.2.

1.34    "Purchase Order" has the meaning set forth in Section 4.6(A).

1.35    "Quality Agreement" has the meaning set forth in Section 9.6.

1.36    "Raw Materials" means all raw materials, supplies, components and packaging necessary to manufacture and ship Product in accordance with the Specifications, but excluding Client supplied Materials.

1.37    "Recall" has the meaning set forth in Section 9.5.

1.38    "Recipient" has the meaning set forth in Section 10.1.

1.39    "Regulatory Approval" means any approvals, permits, product and/or establishment licenses, registrations or authorizations, including approvals pursuant to U.S. Investigational New Drug Applications, New Drug Applications and Abbreviated New Drug Applications, as applicable, of any Regulatory Authorities that are necessary or advisable in connection with the development, manufacture, testing, use, storage, exportation, importation, transport, promotion, marketing, distribution or sale of API or Product in the Territory.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

1.40    "Regulatory Authority" means the international, federal, state or local governmental or regulatory bodies, agencies, departments, bureaus, courts or other entities in the Territory that are responsible for (A) the regulation (including pricing) of any aspect of pharmaceutical or medicinal products intended for human use or (B) health, safety or environmental matters generally. In the United States, this includes the United States Food and Drug Administration.

1.41    "Representatives" of an entity mean such entity's duly-authorized officers, directors, employees, agents, accountants, attorneys or other professional advisors.

1.42    "Review Period" has the meaning set forth in Section 5.2.

1.43    "Rolling Forecast" has the meaning set forth in Section 4.2.

1.44    "Softgel Technology" means Catalent's proprietary technology, whether or not patented or patentable, for the manufacture of softgels for various uses, including the oral administration of pharmaceutically active ingredients (including health and nutritional substances). The Softgel Technology includes proprietary know how relating to (A) the development of fill and shell formulations, (B) the design and use of the encapsulation process to enhance stability, solubility, bioavailability and manufacturability of active ingredient chemical entities in softgels, (C) the selection and preparation of solvents, vehicles, excipients, surfactants, stabilizers, gelatin and gelatin substitutes, plasticizers and other components of the liquid fill and the shell and (D) certain encapsulation, drying and related manufacturing techniques and machinery for making experimental, clinical, or commercial quantities of softgels.
1.45    "Specifications" means the procedures, requirements, standards, quality control testing and other data and the scope of services as set forth in Attachment A, as modified from time to time in accordance with Article 8.

1.46    "Term" has the meaning set forth in Section 16.1.

1.47    "Territory" means the United States, and any other country that the parties agree in writing to add to this definition of Territory in an amendment to this Agreement, except shall not include countries that are targeted by the comprehensive sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom, or the United States. Catalent shall not be obliged to Process Products for sale in any of such countries if it is prevented from doing so, or would be required to obtain or apply for special permission to do so, due to any restrictions (such as embargoes) imposed on it by any governmental authorities, including without limitation, those imposed by the U.S. Office of Foreign Asset Control.

1.48    "Unit Pricing" has the meaning set forth in Section 7.l(A).

1.49    "Vendor" has the meaning set forth in Section 3.2(B).

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

ARTICLE2
PROCESSING, RELATED SERVICES and EQUIPMENT

2.1    Supply and Purchase of Product. Catalent shall Process Product in accordance with the Specifications, Quality Agreement, Applicable Laws and the terms and conditions of this Agreement. Client and its Affiliates shall purchase exclusively from Catalent all of Client's and its Affiliates' requirements of Product in the Territory. The exclusive purchase obligation of Client applies to all of Client's and its Affiliates' requirements in the Territory of softgel capsules containing the API, except as provided for under Section 4.1.

A.    Alternative Source of Supply. The parties will discuss appropriate methods to ensure consistency of supply of the Product for the Territory, including completing the qualification, at Client's cost, of (i) a secondary facility in the Catalent network and/or (ii) a third party site outside the Catalent network as an alternate source of supply if there is a Failure to Supply by Catalent and the primary Catalent Facility cannot supply the Product. For avoidance of doubt, Client shall have the right to qualify a third party as an alternate source of supply of the Product at any time during the Term but Client shall not have the right to source Product from such third party except as set forth in Section 2.l(B).

B.    Failure to Supply.

1. A "Failure to Supply" shall occur if at any time during the Term of this Agreement, as a result of its act or omission, Catalent: (a) during any single Contract Year [redacted], Catalent delivers Product pursuant to a Purchase Order more than [redacted]after the delivery date set forth in the Acknowledgement of such Purchase Order for any reason except as excluded in Section 2.l(B)(iii) below, or (b) at any time during the Term, Catalent is unable to deliver Product pursuant to a Purchase Order for a period longer than [redacted]after the applicable delivery date set forth in the Acknowledgement of such Purchase Order for any reason except as excluded in Section 2.l(B)(iii) below.

11. Only in the event of a Failure to Supply as set forth in this Section 2.1 (B), shall Client have the right to purchase Product from any such third party alternate supplier. Once the Catalent Facility is able to supply Product again, Client shall cease issuing purchase orders for Product from any third party alternate supplier, within a commercially reasonable period of time and in no event later than [redacted]following Catalent's notice that it is able to resume supply. Notwithstanding anything in this Agreement to the contrary, Catalent shall not be required to transfer any Softgel Technology, Catalent Confidential Information or other confidential or proprietary materials or information of Catalent to any third party.

111. Notwithstanding the foregoing, Client shall not be entitled to exercise the remedies in this Section 2.1(B) or terminate this Agreement in accordance with the terms of this Agreement, upon Catalent's inability to supply Product as a result of (1) with respect to a specific lot or Batch, the time elapsed during a

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

quality investigation of an out-of-Specification result or deviation of such lot or Batch, (2) Purchase Orders that exceed [redacted]of the Minimum Requirement for the Contract Year, (3) Client's failure to supply Catalent with sufficient quantities of Client-supplied Materials which meet the Specifications at least [redacted]prior to the delivery date to allow for Processing of Product to be completed within the time period for delivery as set forth in the Acknowledgement to the Purchase Order, (4) delay of Raw Material vendors in accordance with Section 3.2(A), or (5) a Force Majeure event in accordance with Section 18.14.

2.2    Product Maintenance Services. Client will receive the following product maintenance services (the "Product Maintenance Services"): one annual audit (as further described in Section 9.4); regulatory audits (as further described in Section 9.3); one annual Product review (within the meaning of 21 CFR § 211.180); drug master file updates for the Territory, if applicable; access to document library over and above the Quality Agreement, including additional copies of Batch paperwork or other Batch documentation; assistance in preparing Regulatory Approvals; Product documentation and sample storage relating to cGMP requirements; vendor re-qualification; and maintenance, updates and storage of master Batch records and audit reports. For clarity, Catalent will qualify Catalent directed vendors and Client is responsible for qualifying its vendors. For avoidance of doubt, the following services and items are not included in Product Maintenance Services: technology transfer; packaged Product retained samples, analytical work; stability; and process rework.

2.3    Other Related Services. Catalent shall provide such Product-related services, other than Processing or Product Maintenance Services, as agreed to in writing by the parties from time to time. Such writing shall include the scope and fees for any such services and be appended to this Agreement. The terms and conditions of this Agreement shall govern and apply to such services.

2.4    Equipment. Catalent and Client previously entered into certain quotations identified on Attachment C hereof, which detail some, but not all, of the equipment that Catalent may use to Process Product under this Agreement.

ARTICLE3 MATERIALS
3.1    Client-supplied Materials.

A.    Client shall supply to Catalent for Processing, at Client's cost, all Client-supplied Materials, in quantities sufficient to meet Client's requirements for Product. Client shall deliver such items and associated certificates of analysis to the Facility no later than [redacted] (but not earlier than one-hundred and [redacted]) before the delivery date agreed in the Acknowledgement (as referenced in Section 4.6(B)). Client shall be responsible at its expense for securing any necessary DEA, export or import, similar clearances, permits or certifications required in respect of such supply. Catalent shall use such items solely for Processing. Prior to delivery of any such items, Client shall provide to Catalent a copy of all associated material safety data sheets, safe handling instructions and health and environmental information and any regulatory certifications or authorizations that may be required under Applicable Laws relating to the API and Product, and shall promptly provide any updates thereto.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

B.    Following receipt of Client-supplied Materials, Catalent shall inspect such items to verify their identity and perform testing according to the Specifications. For clarity, Catalent will test such items to confirm that they meet the associated Specifications or certificate of analysis or otherwise only to the extent such testing or inspection is required by the Specifications. In the event that Catalent detects a nonconformity with Specifications, Catalent shall give Client prompt notice of such nonconformity. Catalent shall not be liable for any defects in Client-supplied Materials, or in Product as a result of defective Client-supplied Materials, unless Catalent failed to properly perform the foregoing obligations. Catalent shall follow Client's reasonable written instructions in respect of return or disposal of defective Client-supplied Materials, at Client's cost.

C.    Client shall retain title to Client-supplied Materials at all times and shall bear the risk of loss thereof.

3.2    Raw Materials.

A.    Catalent shall be responsible for procuring, inspecting and releasing adequate Raw Materials as necessary to meet the Firm Commitment, unless otherwise agreed to by the parties in writing. Catalent shall not be liable for any delay in delivery of Product if (i) Catalent is unable to obtain, in a timely manner, a particular Raw Material necessary for Processing and (ii) Catalent placed orders for such Raw Materials promptly following receipt of Client's Firm Commitment. In the event that any Raw Material becomes subject to purchase lead time beyond the Firm Commitment time frame, the parties will negotiate in a commercially reasonable manner an appropriate amendment to this Agreement, including Section 4.2.

B.    In certain instances, Client may require a specific supplier, manufacturer or vendor ("Vendor") to be used for Raw Material. In such an event, (i) such Vendor will be identified in the Specifications and (ii) the Raw Materials from such Vendor shall be deemed Client-supplied Materials for purposes of this Agreement. If the cost of the Raw Material from any such Vendor is greater than Catalent's costs for the same raw material of equal quality from other vendors, Catalent shall add the difference between Catalent's cost of the Raw Material and the Vendor's cost of the Raw Material to the Unit Pricing. Client will be responsible for all costs associated with qualification of any such Vendor who has not been previously qualified by Catalent.

C.    In the event of (i) a Specification change for any reason, (ii) obsolescence of any Raw Material or (iii) termination or expiration of this Agreement, Client shall bear the cost of any unused Raw Materials (including packaging), so long as Catalent purchased such Raw Materials in quantities consistent with Client's most recent Firm Commitment and the vendor's minimum purchase obligations.

D.    The parties will work together to implement a safety stock procurement and supply strategy for excipients to be agreed upon in separate written quotation.
3.3    Inventory Status Reports.    Throughout the Term, Catalent shall provide Client, on a [redacted] basis, written inventory status reports setting out the quantities of API and certain

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

excipients (agreed to in writing by the parties) in inventory for the Processing of Product under this Agreement.

ARTICLE4
MINIMUM COMMITMENT, PURCHASE ORDERS & FORECASTS

4.1    Minimum Requirement. During each Contract Year (and prorated for Contract Year 1), Client shall purchase the minimum number of units of Product set forth on Attachment B ("Minimum Requirement"). If Client does not purchase such Minimum Requirement during any Contract Year, then within [redacted]after the end of such Contract Year, Client shall pay Catalent the difference between (A) the total amount Client would have paid to Catalent if the Minimum Requirement had been fulfilled for the Product and (B) the sum of all purchases of Product from Catalent during such Contract Year. Notwithstanding the foregoing, Client shall have no obligation to meet the Minimum Requirement or to fulfill its obligations relating to such Minimum Requirement if the Client has attempted to place Purchase Orders in compliance with the terms of this Agreement sufficient to meet the Minimum Requirement but has been advised by Catalent that Catalent will not be able to supply Product in adequate quantities in such Contract Year.

4.2    Forecast. On or before the pt day of each calendar month, beginning at least [redacted]prior to the anticipated Commencement Date, Client shall furnish to Catalent a written [redacted]rolling forecast of the quantities of Product that Client intends to order from Catalent during such period ("Rolling Forecast"). The first [redacted]of such Rolling Forecast shall constitute a binding order for the quantities of Product specified therein ("Firm Commitment") and the following [redacted]of the Rolling Forecast shall be non-binding, good faith estimates.
4.3    Long Term Forecasts. Client will provide Catalent a long term forecast of its estimated purchases of Product ("Long Term Forecast"). Client shall provide to Catalent annual updates of the Long Term Forecast by [redacted]of each year, which updates shall cover each of the following [redacted]Years in the Term. Catalent will meet with Client annually to discuss available capacity to meet the Long Term Forecast.

4.4    Re-Allocation of Capacity. If, due to a shortage of manufacturing capacity caused by the allocation of such capacity to Catalent's other customers, Catalent is unable to deliver a Batch ordered by Client as part of a Purchase Order Acknowledged by Catalent, Catalent shall take commercially reasonable efforts to re-allocate such manufacturing capacity among Client and Catalent's other customers based on Client's and such other customers' forecasted manufacturing requirements for the then current Contract Year. For the avoidance of doubt, if after such commercially reasonable efforts, Catalent is unable to deliver a Batch ordered by Client as part of an Acknowledged Purchase Order, then Section 2.l(B) may apply.

4.5    Catalent shall provide Client written notice of any scheduled shutdown at its manufacturing Facilities that may impact Catalent's ability to timely supply the Product to Client under this Agreement. If Catalent schedules such shutdown at least [redacted]in advance of the shutdown, then Catalent shall provide Client with at least [redacted]notice of such shutdown; however, if such shutdown is scheduled less than [redacted]in advance of such

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

shutdown, then Catalent shall provide Client notice within [redacted]of the shutdown being scheduled.

4.6    Purchase Orders.

A.    From time to time as provided in this Section 4.6(A), Client shall submit to Catalent a binding, non-cancelable purchase order for Product specifying the number of Batches to be Processed, the Batch size (to the extent the Specifications permit Batches of different sizes) and the requested delivery date for each Batch ("Purchase Order"). Concurrently with the submission of each Rolling Forecast, Client shall submit a Purchase Order for the Firm Commitment. Purchase Orders for quantities of Product in excess of the Firm Commitment shall be submitted by Client at least [redacted]in advance of the delivery date requested in the Purchase Order.

B.    Promptly following receipt of a Purchase Order, Catalent shall issue a written acknowledgement within [redacted] ("Acknowledgement") that it accepts or rejects such Purchase Order. Each acceptance Acknowledgement shall either confirm the delivery date set forth in the Purchase Order or set forth a reasonable alternative delivery date. Catalent may reject any Purchase Order in excess of the Firm Commitment or otherwise not given in accordance with this Agreement.

C.    Notwithstanding Section 4.6(8), Catalent shall use commercially reasonable efforts to supply Client with quantities of Product which are up to [redacted]in excess of the quantities specified in the Firm Commitment, subject to Catalent's other supply commitments and manufacturing, packaging and equipment capacity.

D.    In the event of a conflict between the terms of any Purchase Order or Acknowledgement and this Agreement, the terms of this Agreement shall control.
4.7    Catalent's Cancellation of Purchase Orders. Notwithstanding Section 4.8, Catalent reserves the right to cancel all, or any part of, a Purchase Order upon written notice to Client, and Catalent shall have no further obligations or liability with respect to such Purchase Order, if Client refuses or fails to timely supply conforming Client-supplied Materials in accordance with Section
3.1. Any such cancellation of Purchase Orders shall not constitute a breach of this Agreement by Catalent nor shall it absolve Client of its obligation in respect of the Minimum Requirement.

4.8    Client's Modification or Cancellation of Purchase Orders.
A.    Client may modify the delivery date or quantity of Product in a Purchase Order only by submitting a written change order to Catalent at least [redacted]in advance of the earliest delivery date covered by such change order. Such change order shall be effective and binding against Catalent only upon the written approval of Catalent, and notwithstanding the foregoing, Client shall remain responsible for the Firm Commitment.

B.    Notwithstanding any amounts due to Catalent under Section 4.4 or Section 4.1, if Client fails to place Purchase Orders sufficient to satisfy the Firm Commitment, Client shall pay to Catalent in accordance with Article 7 the Unit Pricing for all Units that would have been Processed if Client had placed Purchase Orders sufficient to satisfy the Firm Commitment.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

C.    Neither changes to nor postponement of any Batch of Product made or caused by Client will reduce or in any way effect Client's Minimum Requirement obligations set forth in Section 4.1.

4.9    Unplanned Delay or Elimination of Processing. Catalent shall use commercially reasonable efforts to meet the Purchase Orders, subject to the terms and conditions of this Agreement. Catalent shall provide Client with as much advance notice as practicable if Catalent determines that any Processing will be delayed or eliminated for any reason but in no event more than [redacted].
4.10    Observation of Processing. In addition to Client's audit right pursuant to Section 9.4, Client may send up to [redacted] Representatives to a Facility to observe Processing for a maximum of [redacted]per Contract Year (unless otherwise agreed by Catalent in writing), upon at least [redacted]prior notice, at reasonable times during regular business hours. Such Representatives shall abide by all Catalent safety rules and other applicable employee policies and procedures, and Client shall be responsible for such compliance. Client shall indemnify and hold harmless Catalent for any action, omission or other activity of such Representatives while on Catalent's premises. Client's Representatives who are not employees of Client shall be required to sign Catalent's standard visitor confidentiality agreement prior to being allowed access to a Facility.

ARTICLE 5 TESTING; RELEASE
5.1    Batch Release. After Catalent completes Processing of a Batch, Catalent shall also provide Client or its designee with Catalent's certificate of analysis for such Batch. Issuance of a certificate of analysis by Catalent constitutes release of the Batch by Catalent to Client. Client shall be responsible for final release of Product to the market (including any additional testing, as applicable), at its cost.
5.2    Testing; Rejection. No later than [redacted]after receipt of the Batch ("Review Period"), Client or its designee shall notify Catalent whether the Batch conforms to Specifications. Upon receipt of notice from Client that a Batch meets Specifications, or upon failure of Client to respond by the end of the Review Period, the Batch shall be deemed accepted by Client and Client shall have no right to reject such Batch. If Client or its designee timely notifies Catalent in writing (an "Exception Notice") that a Batch does not conform to the Specifications or otherwise does not meet the warranty set forth in Section 12.1 ("Defective Product"), and provides a sample of the alleged Defective Product, Catalent shall conduct an appropriate investigation in its discretion to determine whether or not it agrees with Client that Product is Defective Product and to determine the cause of any nonconformity. If Catalent agrees that Product is Defective Product and determines that the cause of nonconformity is attributable to Catalent's negligence or willful misconduct ("Catalent Defective Processing"), then Section 5.4 shall apply. For avoidance of doubt, where the cause of nonconformity cannot be determined or assigned, it shall be deemed not Catalent Defective Processing.

5.3    Discrepant Results. If the parties disagree as to whether Product is Defective Product and/or whether the cause of the nonconformity is Catalent Defective Processing, and this is not resolved within thirty (30) days of the Exception Notice date, the parties shall cause a mutually

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

acceptable independent third party to review records, test data and to perform comparative tests and/or analyses on samples of the alleged Defective Product and its components, including Client supplied Materials. The independent party's results as to whether or not Product is Defective Product and the cause of any nonconformity shall be final and binding. Unless otherwise agreed to by the parties in writing, the costs associated with such testing and review shall be borne by Catalent if Product is Defective Product attributable to Catalent Defective Processing, and by Client in all other circumstances.

5.4    Defective Processing. In the event of Catalent Defective Processing, Catalent shall, at its option, either (A) replace at its cost another Batch of Product (as a replacement for any Batch of Defective Product attributable to Catalent Defective Processing) using Client-supplied Materials provided at Client's cost or (B) credit any payments made by Client for such Batch. THE OBLIGATION OF CATALENT TO REPLACE CATALENT DEFECTIVE PROCESSING IN ACCORDANCE WITH THE SPECIFICATIONS OR CREDIT PAYMENTS MADE BY CLIENT FOR DEFECTIVE PRODUCT ATTRIBUTABLE TO CATALENT DEFECTIVE PROCESSING SHALL BE CLIENT'S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT FOR DEFECTIVE PRODUCT AND IS IN LIEU OF ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

ARTICLE6 DELIVERY
6.1    Delivery. Catalent shall deliver Product ExWorks (Incoterms 2020) the Facility promptly following Catalent's release of Product. Catalent shall segregate and store all Product until tender of delivery. To the extent not already held by Client, title to Product shall transfer to Client upon Catalent's tender of delivery. If Catalent provides storage services, title to such items shall pass to Client upon transfer to storage. Client shall qualify a minimum of two (2) carriers to ship Product and then designate the priority of such qualified carriers to Catalent. In the event Catalent arranges shipping or performs similar loading and/or logistics services for Client at Client's request, such services are performed by Catalent as a convenience to Client only and do not alter the above. Catalent shall not be responsible for Product in transit, including any cost of insurance or other transport fees for Product, or any risks associated with transit or customs delays, storage and handling.

6.2    Storage Fees. If Client fails to take delivery of any Product on any scheduled delivery date, Catalent shall store such Product and Client shall be invoiced on the first day of each month following such scheduled delivery for reasonable administration and storage costs.

ARTICLE7 PAYMENTS

7.1    Fees. In consideration for Catalent performing services hereunder:
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

A.    Client shall pay Catalent the unit pricing for Product set forth on Attachment B ("Unit Pricing"). Catalent shall submit an invoice to Client for such fees upon tender of delivery of Product as provided in Section 6.1.

EXECUTION VERSION

B.    Client shall pay Catalent the annual fees for Product Maintenance Services set forth on Attachment B in accordance with the payment terms set forth in Section 7.3. Such Product Maintenance Services fees shall be payable on the Effective Date and each anniversary thereof. Client's payment of such fees shall cover the annual fees for the upcoming twelve (12) months.

C.    Client shall pay Catalent the annual fees for Flammable Storage Maintenance set forth on Attachment B in accordance with the payment terms set forth in Section 7.3. Such Flammable Storage Maintenance fees shall be payable on the Effective Date and each anniversary thereof. Client's payment of such fees shall cover the annual fees for the upcoming [redacted].

D.    Other Fees. Client shall pay Catalent for all other fees and expenses of Catalent owing in accordance with the terms of this Agreement, including pursuant to Sections 2.3, 4.1, 6.2 and 16.3. Catalent shall submit an invoice to Client for such fees as and when appropriate.

7.2    Unit Pricing Increase. The Unit Pricing shall be adjusted on January 1st of each Contract Year to reflect increases in labor, utilities and overhead and shall be in an amount equal to the change in the Producer Price Index ("PPI"), "Pharmaceutical Preparation Manufacturing" (Series ID: PCU325412325412), not seasonally adjusted, as published by the U.S. Department of Labor, Bureau of Labor Statistics, [redacted]in any one year. The PPI is currently available at the website: https://www.bls.gov/ppi/. Catalent shall endeavor to provide Client with prior written notice of such adjustment no later than October 31st of each Contract Year, but any failure to provide such written notice shall not preclude such adjustment. In addition, price increases for Raw Materials, and components shall be passed through to Client.
7.3    Payment Terms. Payment of all Catalent invoices shall be due [redacted]after the date the invoice is sent to Client. Client shall make payment in U.S. dollars, and otherwise as directed in the applicable invoice. If any payment is not received by Catalent by its due date, then Catalent may, in addition to any other remedies available at equity or in law, charge interest on the outstanding sum from the due date (both before and after any judgment) at [redacted]per month until paid in full (or, if less, the maximum amount permitted by Applicable Laws). Except that, if a portion of an invoice is in dispute, then Client shall pay the undisputed amounts and the parties shall use good faith efforts to reconcile the disputed amount within [redacted]of receipt of notification of a dispute.
7.4    Advance Payment. Notwithstanding any other provision of this Agreement, if at any time and with good and material reason Catalent determines in good faith that Client's credit is impaired, Catalent may require [redacted]payment in advance before performing any further services or making any further shipment of Product. If Client shall fail, within a reasonable time, to make such payment in advance, or if Client shall fail to make any payment when due, Catalent shall have the right, at its option, to suspend any further performance hereunder until such default is corrected, without thereby releasing Client from its obligations under this Agreement.
7.5    Taxes. All taxes, duties and other amounts assessed (excluding tax based on net income and franchise taxes) on Client-supplied Materials, services or Product prior to or upon provision or sale to Catalent or Client, as the case may be, are the responsibility of Client, and Client shall reimburse Catalent for all such taxes, duties or other expenses paid by Catalent or such sums will be added to invoices directed at Client, where applicable.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

7.6    Client and Third-Party Expenses. Except as may be expressly covered by Product Maintenance Service fees, Client shall be responsible for [redacted]of its own and all third-party expenses associated with the development, Regulatory Approvals and commercialization of Product, including regulatory filings and post-approval marketing studies.

7.7    Development Batches. Each Batch produced under this Agreement, including those necessary to support the validation portion of Client's submissions for Regulatory Approvals, will be considered to be a "development batch" unless and until Processing has been validated. Client shall be responsible for the cost of each such Batch, even if such Batch fails to meet the Specifications, unless Catalent was grossly negligent in the Processing of the out-of-Specification Batch. Catalent and Client shall cooperate in a commercially reasonable manner to resolve any problems causing the out-of-Specification Batch.

ARTICLE 8
CHANGES TO SPECIFICATIONS
8.1 All Specifications and any changes thereto agreed to by the parties from time to time shall be in writing, dated and signed by the parties. Any change to the Process shall be deemed a Specification change. No change in the Specifications shall be implemented by Catalent, whether requested by Client or requested or required by any Regulatory Authority, until the parties have agreed in writing to such change, the implementation date of such change, and any increase or decrease in costs, expenses or fees associated with such change (including any change to Unit Pricing). Catalent shall respond promptly to any request made by Client for a change in the Specifications, and both parties shall use commercially reasonable efforts to agree to the terms of such change in a timely manner. As soon as possible after a request is made for any change in Specifications, Catalent shall notify Client of the costs associated with such change and shall provide such supporting documentation as Client may reasonably require. Client shall pay all costs associated with such agreed upon changes. If there is a conflict between the terms of this Agreement and the terms of the Specifications, this Agreement shall control. Catalent reserves the right to postpone effecting changes to the Specifications until such time as the parties agree to and execute the required written amendment.

ARTICLE9
RECORDS; REGULATORY MATTERS
9.1    Recordkeeping. Catalent shall maintain materially complete and accurate Batch, laboratory data, reports and other technical records relating to Processing in accordance with Catalent standard operating procedures. Such information shall be maintained for a period of at least [redacted] from the relevant finished Product expiration date or longer if required under Applicable Laws or the Quality Agreement.

9.2    Regulatory Compliance. Catalent shall obtain and maintain all permits and licenses with respect to general Facility operations required by any Regulatory Authority in the jurisdiction in which Catalent Processes Product. Client shall obtain and maintain all other Regulatory Approvals, authorizations and certificates, including those necessary for Catalent to commence Processing. Client shall reimburse Catalent for any payments Catalent is required to make to any Regulatory Authority pursuant to Applicable Laws resulting from Catalent's formulation, development, manufacturing, processing, filling, packaging, storing or testing of Client's Product

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

or Client-supplied Materials at the Facility (including without limitation any payments or fees Catalent is required to make pursuant to the Generic Drug User Fee Amendments of2012). Client shall not identify Catalent in any regulatory filing or submission without Catalent's prior written consent. Such consent shall not be unreasonably withheld and shall be memorialized in a writing signed by authorized Representatives of both parties. Upon written request, Client shall provide Catalent with a copy of any Regulatory Approvals required to distribute, market and sell Product in the Territory. If Client is unable to provide such information, Catalent shall have no obligation to deliver Product to Client, notwithstanding anything to the contrary in this Agreement. During the Term, Catalent will maintain its own Drug Master File for Product and assist Client with all regulatory matters relating to Processing, at Client's request and expense. The parties intend and commit to cooperate to allow each party to satisfy its obligations under Applicable Laws relating to Processing under this Agreement.

9.3    Governmental Inspections and Requests. Catalent shall promptly advise Client if an authorized agent of any Regulatory Authority notifies Catalent that it intends to or does visit the Facility for the purpose of reviewing the Processing. Upon request, Catalent shall provide Client with a copy of any report issued by such Regulatory Authority received by Catalent following such visit, redacted as appropriate to protect any confidential information of Catalent and Catalent' s other customers. Client acknowledges that it may not direct the manner in which Catalent fulfills its obligations to permit inspection by and to communicate with Regulatory Authorities. Client shall reimburse Catalent for all reasonable and documented costs associated with inspections by Regulatory Authorities in connection with Product.

9.4    Client Facility Audits. During the Term, Client's Representatives shall be granted access, as mutually agreed to in advance by the parties, at reasonable times during regular business hours, to (A) the portion of a Facility where Catalent performs Processing, (B) relevant personnel involved in Processing and (C) Processing records described in Section 9.1, in each case solely for the purpose of verifying that Catalent is Processing in accordance with cGMPs, the Specifications, the Quality Agreement and the Product master Batch records. Client may not conduct an audit under this Section more than once during any [redacted]period; provided, that additional inspections may be conducted for cause or in the event there is a material quality or compliance issue concerning Product or its Processing. Client's Quality Assurance Manager will arrange Client audits with Catalent Quality Management. Audits shall be designed to minimize disruption of operations at the Facility. Any audit conducted by Client pursuant to this Section shall be conducted by no more than two (2) of Client's Representatives and have a duration of no more than two (2) consecutive business days. Client's Representatives who are not employees of Client shall be required to sign Catalent' s standard visitor confidentiality agreement prior to being allowed access to the Facility. Such Representatives shall comply with the Facility's rules and regulations. Client shall indemnify and hold harmless Catalent for any action or activity of such Representatives while on Catalent's premises.
9.5    Recall. If a Regulatory Authority orders or requires the recall of any Product supplied hereunder or if either Catalent or Client believes a recall, field alert, Product withdrawal or field correction ("Recall") may be necessary with respect to any Product supplied under this Agreement, the party receiving the notice from the Regulatory Authority or that holds such belief shall promptly notify the other party in writing. With respect to any Recall, Catalent shall provide all necessary cooperation and assistance to Client. Client shall provide Catalent with an advance copy of any proposed submission to a Regulatory Authority in respect of any Recall, and shall

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

reasonably consider any comments from Catalent. The cost of any Recall shall be borne by Client, and Client shall reimburse Catalent for expenses incurred in connection with any Recall, in each case unless such Recall is caused solely by Catalent's breach of its Processing obligations under this Agreement or Catalent' s violation of Applicable Laws, then such cost shall be borne by Catalent. For purposes hereof, such Catalent cost shall be limited to reasonable, actual and documented administrative costs incurred by Client for such Recall and if applicable, replacement of the Product subject to Recall both in accordance with Article 5.

9.6    Quality Agreement. Within [redacted]after the Effective Date, and in any event prior to the first Processing of Product hereunder, the parties shall negotiate in good faith and enter into a quality agreement (the "Quality Agreement"). The Quality Agreement shall in no way determine liability or financial responsibility of the parties for the responsibilities set forth therein. In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to quality-related activities, including compliance with cGMP, the provisions of the Quality Agreement shall govern. In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to any commercial matters, including allocation of risk, liability and financial responsibility, the provisions of this Agreement shall govern.

ARTICLE 10 CONFIDENTIALITY AND NON-USE
10.1    Definition. As used in this Agreement, the term "Confidential Information" includes all information furnished by or on behalf of Catalent or Client (the "Discloser"), its Affiliates or any of its or their respective Representatives, to the other party (the "Recipient"), its Affiliates or any of its or their respective Representatives, whether furnished before, on or after the Effective Date and furnished in any form, including written, verbal, visual, electronic or in any other media or manner and information acquired by observation or otherwise during any site visit at the other party's facility. Confidential Information includes all proprietary technologies, know-how, trade secrets, discoveries, inventions and any other intellectual property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either party, their respective Affiliates, or any of its or their respective Representatives, containing or based in whole or in part on any information furnished by the Discloser, its Affiliates or any of its or their respective Representatives. Confidential Information also includes the existence of this Agreement and its terms.

10.2    Exclusions. Notwithstanding Section 10.1, Confidential Information does not include information that (A) is or becomes generally available to the public or within the industry to which such information relates other than as a result of a breach of this Agreement, (B) is already known by the Recipient at the time of disclosure as evidenced by the Recipient's written records, (C) becomes available to the Recipient on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis or (D) was or is independently developed by or for the Recipient without reference to the Confidential Information of the Discloser as evidenced by the Recipient's written records.
10.3    Mutual Obligation. The Recipient agrees that it will not use the Discloser's Confidential Information except in connection with the performance of its obligations hereunder and will not disclose, without the prior written consent of the Discloser, Confidential Information of the

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

Discloser to any third party, except that the Recipient may disclose the Discloser's Confidential Information to any of its Affiliates and its or their respective Representatives that (A) need to know such Confidential Information for the purpose of performing under this Agreement, (B) are advised of the contents of this Article and (C) are bound to the Recipient by obligations of confidentiality at least as restrictive as the terms of this Article. Each party shall be responsible for any breach of this Article by its Affiliates or any of its or their respective Representatives.

10.4    Permitted Disclosure. The Recipient may disclose the Discloser's Confidential Information to the extent required by law or regulation; provided, that prior to making any such legally required disclosure, the Recipient shall give the Discloser as much prior notice of the requirement for and contents of such disclosure as is practicable under the circumstances. Any such disclosure, however, shall not relieve the Recipient of its obligations contained herein.

10.5    No Implied License. Except as expressly set forth in Section 10.1, the Recipient will obtain no right of any kind or license under any Confidential Information of the Discloser, including any patent application or patent, by reason of this Agreement. All Confidential Information will remain the sole property of the Discloser, subject to Article 11.

10.6    Return of Confidential Information. Upon expiration or termination of this Agreement, the Recipient will (and will cause its Affiliates and its and their respective Representatives to) cease its use and, upon written request, within [redacted]either return or destroy (and certify as to such destruction) all Confidential Information of the Discloser, including any copies thereof, except for a single copy which may be retained for the sole purpose of ensuring compliance with its obligations under this Agreement and any electronic back-up copies generated automatically for disaster recovery and business continuity purposes that cannot be deleted without undue effort and to which access is limited.
10.7    Survival. The obligations of this Article will terminate five (5) years from the expiration or termination of this Agreement, except with respect to trade secrets, for which the obligations of this Article will continue for so long as such information remains a trade secret under applicable law.

ARTICLE 11 INTELLECTUAL PROPERTY
11.1 For purposes hereof, "Client IP" means all intellectual property, including any patents and know how relating to voclosporin and embodiments thereof, and improvements owned by or licensed to Client as of the date hereof or developed by Client other than in connection with this Agreement; "Catalent IP" means all intellectual property (including all Softgel Technology) and embodiments thereof owned by or licensed to Catalent as of the date hereof or developed by Catalent other than in connection with this Agreement; "Invention" means any intellectual property developed by either party or jointly by the parties in connection with this Agreement; "Client Inventions" means any Invention that relates exclusively to the Client IP or Client's patented APL "Softgel Inventions" means any Invention that relates to Catalent's Softgel Technology; and "Process Inventions" means any Invention, other than a Client Invention or Softgel Invention, that relates to the Catalent IP or relates to developing, formulating, manufacturing, filling, processing, packaging, analyzing or testing pharmaceutical products generally. All Client IP and Client Inventions shall be owned solely by Client and no right therein

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

is granted to Catalent under this Agreement, except that Catalent shall have a non-exclusive, royalty-free license to such items solely to the extent necessary to perform its obligations under this Agreement. All Catalent IP, Softgel Inventions and Process Inventions shall be owned solely by Catalent and no right therein is granted to Client under this Agreement. All inventions to generic API (other than Client Inventions, Softgel Inventions, or Process Inventions), if any, shall be owned jointly by Catalent and Client. The parties shall cooperate to achieve the allocation of rights to Inventions anticipated herein and each party shall be solely responsible for costs associated with the protection of its intellectual property.

ARTICLE 12 REPRESENTATIONS AND WARRANTIES

12.1    Catalent. Catalent represents, warrants and undertakes to Client that:

A.    at the time of delivery by Catalent as provided in Section 6.1, Product shall have been Processed in accordance with Applicable Laws (including cGMP where applicable) and in conformance with the Specifications and shall not be adulterated, misbranded or mislabeled within the meaning of Applicable Laws; provided, that Catalent shall not be liable for defects attributable to Client-supplied Materials (including labeling of Client-supplied Materials;

B.    Catalent has all necessary authority to use the Softgel Technology utilized with the Product and as contemplated by this Agreement; to its knowledge, there are no patents owned by others related to the Catalent IP utilized with the Product that would be infringed or misused by Catalent' s performance of the Agreement; and, to its knowledge, no trade secrets or other proprietary rights of others related to the Catalent IP utilized with the Product that would be infringed or misused by Catalent's performance of this Agreement; and
C.    No transactions or dealings under this Agreement shall be conducted with or for an individual or entity that is designated as the target of any sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom, or the United States.

12.2    Client. Client represents, warrants and undertakes to Catalent that:

A.    all Client-supplied Materials shall have been produced, manufactured, prepared, preserved, packaged and stored in accordance with Applicable Laws (including cGMP where applicable), shall comply with all applicable specifications, including the Specifications, shall not be adulterated, misbranded or mislabeled within the meaning of Applicable Laws, and shall have been provided in accordance with the terms and conditions of this Agreement;

B.    the content of all artwork, advertising and labeling provided to Catalent shall comply with all Applicable Laws;
C.    all Product delivered to Client by Catalent shall be held, used and disposed of by or on behalf of the Client in accordance with all Applicable Laws, and Client will otherwise comply with all laws, rules, regulations and guidelines applicable to Client's performance under this Agreement;

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

D.    Client will not release any Batch of Product if the required certificates of conformance indicate that Product does not comply with the Specifications or if Client does not hold all necessary Regulatory Approvals to market and sell the Product;

E.    Client has all necessary authority to use and to permit Catalent to use pursuant to this Agreement all intellectual property related to Product or Client-supplied Materials (including artwork), and the Processing of the foregoing, including any copyrights, trademarks, trade secrets, patents, inventions and developments; there are no patents owned by others related to the Client IP utilized with the Product that would be infringed or misused by Client's performance of the Agreement; and, to its knowledge, no trade secrets or other proprietary rights of others related to the Client IP utilized with the Product that would be infringed or misused by Client's performance of this Agreement;

F.    the services to be performed by Catalent under this Agreement will not violate or infringe upon any trademark, tradename, copyright, patent, trade secret, or other intellectual property or other right held by any person or entity;

G.    Client has all authorizations and permits required to deliver API (or have delivered) to Catalent's Facility; and

H.    No transactions or dealings under this Agreement shall be conducted with or for an individual or entity that is designated as the target of any sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom, or the United States.

12.3    Limitations. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY EACH PARTY TO THE OTHER PARTY, AND NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS, WARRANTIES, CONDITIONS OR GUARANTEES OF ANY KIND WHATSOEVER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 13 INDEMNIFICATION
13.1    Indemnification by Catalent. Catalent shall indemnify, defend and hold harmless Client, its Affiliates, and their respective directors, officers and employees ("Client Indemnitees") from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorneys' fees and reasonable investigative costs) in connection with any suit, demand or action by any third party ("Losses") arising out of or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement or (B) any negligence or willful misconduct by Catalent; in each case except to the extent that any of the foregoing arises out of or results from any Client Indemnitee's negligence, willful misconduct or breach of this Agreement.

13.2    Indemnification by Client. Client shall indemnify, defend and hold harmless Catalent, its Affiliates, and their respective directors, officers and employees ("Catalent Indemnitees") from and against any and all Losses arising out of or resulting from (A) any breach of its representations,

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

warranties or obligations set forth in this Agreement, (B) any manufacture, packaging, sale, promotion, distribution or use of or exposure to Product or Client-supplied Materials, including product liability or strict liability, (C) Client's exercise of control over the Processing, to the extent that Client's instructions or directions violate Applicable Laws, (D) the conduct of any clinical trials utilizing Product or API, (E) any actual or alleged infringement or violation of any third party patent, trade secret, copyright, trademark or other proprietary rights by intellectual property or other information provided by Client, including Client-supplied Materials, or (F) any negligence or willful misconduct by Client; in each case except to the extent that any of the foregoing arises out of or results from any Catalent Indemnitee' s negligence, willful misconduct or breach of this Agreement.

13.3    Indemnification Procedures. All indemnification obligations in this Agreement are conditioned upon the indemnified party (A) promptly notifying the indemnifying party of any claim or liability of which the indemnified party becomes aware (including a copy of any related complaint, summons, notice or other instrument); provided, that failure to provide such notice within a reasonable period of time shall not relieve the indemnifying party of any of its obligations hereunder except to the extent the indemnifying party is prejudiced by such failure, (B) allowing the indemnifying party to conduct and control the defense of any such claim or liability and any related settlement negotiations (at the indemnifying party's expense), (C) cooperating with the indemnifying party in the defense of any such claim or liability and any related settlement negotiations (at the indemnifying party's expense) and (D) not compromising or settling any claim or liability without prior written consent of the indemnifying party.

ARTICLE 14 LIMITATIONS OF LIABILITY
14.1    EXCEPT IN THE EVENT OF CATALENT'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, CATALENT SHALL HAVE NO LIABILITY UNDER THIS AGREEMENT FOR ANY AND ALL CLAIMS FOR LOST, DAMAGED OR DESTROYED CLIENT SUPPLIED MATERIALS, WHETHER OR NOT SUCH CLIENT-SUPPLIED MATERIALS ARE INCORPORATED INTO PRODUCT. IN THE EVENT OF CATALENT'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, CATALENT'S LIABILITY UNDER THIS AGREEMENT FOR ANY AND ALL CLAIMS FOR LOST, DAMAGED OR DESTROYED CLIENT-SUPPLIED MATERIALS, WHETHER OR NOT SUCH CLIENT-SUPPLIED MATERIALS ARE INCORPORATED INTO PRODUCT SHALL NOT EXCEED THE TOTAL FEES PAID BY CLIENT TO CATALENT UNDER THIS AGREEMENT FOR THE BATCH OR SERVICES GIVING RISE TO THE CLAIM.

14.2    CATALENT'S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED THE TOTAL FEES PAID BY CLIENT TO CATALENT UNDER THIS AGREEMENT FOR THE BATCH OR SERVICES GIVING RISE TO THE CLAIM.

14.3    NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSS OF REVENUES, PROFITS OR DATA ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT, WHETHER IN CONTRACT, IN CIVIL LIABILITY OR IN TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

ARTICLE 15 INSURANCE

15.1 Catalent shall, at its own cost and expense, obtain and maintain in full force and effect during the Term the following: (A) Commercial General Liability Insurance with a per-occurrence limit of not less than [redacted]; and (B) Workers' Compensation Insurance with statutory limits and Employers Liability Insurance with limits of not less than [redacted]per accident.

Client shall by the earlier of (1) the date of approval of the Product by the United States Food and Drug Administration or (2) the Commencement Date, at its own cost and expense obtain and maintain in full force and effect for the remainder of the Term the following: (A) General Liability Insurance with a per-occurrence limit of not less than [redacted] (that may include an umbrella policy); (B) Products Liability insurance with a per-occurrence limit of not less than [redacted];
(C) Workers' Compensation Insurance with statutory limits and Employers Liability Insurance; and (D) All Risk Property Insurance, including transit coverage, in an amount equal to the full replacement value of its property while in, or in transit to, a Catalent facility as required under this Agreement.

Each party may self-insure all or any portion of the required insurance as long as, together with its Affiliates, its US GAAP net worth is greater than [redacted]or its annual EBITDA (earnings before interest, taxes, depreciation and amortization) is greater than [redacted]. Each required insurance policy, other than self-insurance, shall be obtained from an insurance carrier with anA.M. Best rating of at least A- VII. If any of the required policies of insurance are written on a claims made basis, such policies shall be maintained throughout the Term and for a period of at least [redacted]thereafter. Client shall obtain a waiver of subrogation clause from its property insurance carriers in favor of Catalent. Catalent shall be named as an additional insured within the Client's products liability insurance policies; provided, that such additional insured status will apply solely to the extent of the insured party's indemnity obligations under this Agreement. Such waivers of subrogation and additional insured status obligations will operate the same whether insurance is carried through third parties or self-insured. Upon the other party's written request from time to time, each party shall promptly furnish to the other party a certificate of insurance or other evidence of the required insurance.

ARTICLE 16
TERM AND TERMINATION

16.1    Term. This Agreement shall commence on the Effective Date and shall continue until the end of the [redacted]Contract Year, unless earlier terminated in accordance with Section 16.2 (as may be extended in accordance with this Section, the "Term"). The Term shall automatically be extended for successive [redacted]periods unless and until one party gives the other party at least [redacted]prior written notice of its desire to terminate as of the end of the then current Term.
16.2    Termination. This Agreement may be terminated immediately without further action:

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

A.    by either party if the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver, administrative receiver, trustee or administrator, or makes an assignment for the benefit of

EXECUTION VERSION

creditors, or suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent and such order is not discharged within [redacted], or takes any equivalent or similar action in consequence of debt in any jurisdiction; or

B.    by either party if the other party materially breaches any of the provisions of this Agreement and such breach is not cured within [redacted]after the giving of written notice requiring the breach to be remedied; provided, that in the case of a failure of Client to make payments in accordance with the terms of this Agreement, Catalent may terminate this Agreement if such payment breach is not cured within [redacted]of receipt of notice of non-payment from Catalent, unless subject to good faith dispute.

16.3    Effect of Termination. Expiration or termination of this Agreement shall be without prejudice to any rights or obligations that accrued to the benefit of either party prior to such expiration or termination. In the event of a termination of this Agreement:

A.    Catalent shall promptly return to Client, at Client's expense and direction, any remaining inventory of Product or Client-supplied Materials; provided, that all outstanding invoices have been paid in full, unless subject to good faith dispute;

B.    Client shall pay Catalent all invoiced amounts outstanding hereunder, plus, upon receipt of invoice therefor, for any (i) Product that has been shipped pursuant to Purchase Orders but not yet invoiced, (ii) Product Processed pursuant to Purchase Orders that has been completed but not yet shipped, and (iii) in the event that this Agreement is terminated for any reason other than by Client pursuant to Section 16.2(A) or (B) all Product in process of being Processed pursuant to Purchase Orders (or, alternatively, Client may instruct Catalent to complete such work in process, and the resulting completed Product shall be governed by clause (ii)), unless subject to good faith dispute; and
C.    in the event that this Agreement is terminated for any reason other than by Client pursuant to Section l 6.2(A) or (B), Client shall pay Catalent for all costs and expenses incurred, and all non-cancellable commitments made, in connection with Catalent's performance of this Agreement, so long as such costs, expenses or commitments were made by Catalent consistent with Client's most recent Firm Commitment and the vendor's minimum purchase obligations.

16.4    Survival. The rights and obligations of the parties shall continue under Articles 11 (Intellectual Property), 13 (Indemnification), 14 (Limitations of Liability), 17 (Notice), 18 (Miscellaneous); under Articles 10 (Confidentiality and Non-Use) and 15 (Insurance), in each case to the extent expressly stated therein; and under Sections 7.3 (Payment Terms), 7.5 (Taxes), 7.6 (Client and Third Party Expenses), 9.1 (Recordkeeping), 9.5 (Recall), 12.3 (Limitations on Warranties), 16.3 (Effect of Termination) and 16.4 (Survival), in each case in accordance with their respective terms if applicable, notwithstanding expiration or termination of this Agreement.

ARTICLE17 NOTICE
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

All notices and other communications hereunder shall be in writing and shall be deemed given:
(A) when delivered personally or by hand; (B) when delivered by electronic transmission marked "Urgent" to specified recipient in this Article 17 (receipt verified); or (C) when delivered, if sent

EXECUTION VERSION

by express courier service; in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

To Client:        Aurinia Pharmaceuticals Inc. 1203-4464 Markham Street Victoria, BC Canada V8Z 7X8 Attn: Legal & Compliance
E-mail: [redacted] Marked: URGENT

With a copy to:        Aurinia Pharmaceuticals Inc. 1203-4464 Markham Street Victoria, BC Canada V8Z 7X8
Attn: [redacted]
E-mail: [redacted]
Marked: URGENT

To Catalent:

With a copy to:
Catalent Pharma Solutions, LLC 2725 Scherer Drive North
St. Petersburg, FL 33716 USA
Attn: General Manager Facsimile: [redacted]

Catalent Pharma Solutions, LLC 14 Schoolhouse Road
Somerset, NJ 08873 USA
Attn: General Counsel (Legal Department) Facsimile: [redacted]
Email: [redacted]
ARTICLE 18 MISCELLANEOUS
18.1    Entire Agreement; Amendments. This Agreement, together with the Quality Agreement, constitutes the entire understanding between the parties, and supersedes any contracts, agreements or understandings (oral or written) of the parties, with respect to the subject matter hereof. For the avoidance of doubt, this Agreement does not supersede any existing generally applicable confidentiality agreement between the parties as it relates to time periods prior to the date hereof or to business dealings not covered by this Agreement. No term of this Agreement
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

may be amended except upon written agreement of both parties, unless otherwise expressly provided in this Agreement.

18.2    Captions; Certain Conventions. The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement. Unless otherwise expressly provided herein or the context of this Agreement otherwise requires, (A) words of any

EXECUTION VERSION

gender include each other gender, (B) words such as "herein", "hereof', and "hereunder" refer to this Agreement as a whole and not merely to the particular provision in which such words appear,
(C) words using the singular shall include the plural, and vice versa, (D) the words "include(s)" and "including" shall be deemed to be followed by the phrase "but not limited to", "without limitation" or words of similar import, (E) the word "or" shall be deemed to include the word "and" (e.g., "and/or"), (F) references to "Article," "Section," "subsection," "clause" or other subdivision, or to an Attachment or other appendix, without reference to a document are to the specified provision or Attachment of this Agreement, and (G) subject to Applicable Laws, all references to liabilities or obligations of Catalent herein shall be subject to Article 14, regardless of whether the particular provision includes a cross reference to Article 14. This Agreement shall be construed as if it were drafted jointly by the parties.
18.3    Further Assurances. The parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

18.4    No Waiver. Failure by either party to insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.

18.5    Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

18.6    Independent Contractors. The relationship of the parties is that of independent contractors, and neither party will incur any debts or make any commitments for the other party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint venturers, co-partners, employer/employee or principal and agent. Neither party shall have any responsibility for the hiring, termination or compensation of the other party's employees or contractors or for any employee benefits of any such employee or contractor.

18.7    Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, except that either party may, without the other party's consent (but subject to prior written notice), assign this Agreement in its entirety to an Affiliate or to a successor to substantially all of the business or assets of the assigning party or the assigning party's business unit responsible for performance under this Agreement.

18.8    No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties named herein and their respective successors and permitted assigns.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

18.9    Governing Law. This Agreement shall be governed by and construed under the laws of the State of New Jersey, USA, excluding its conflicts of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

EXECUTION VERSION

18.10    Alternative Dispute Resolution. Any dispute that arises between the parties in connection with this Agreement shall frrst be presented to the senior executives of the parties for consideration and resolution. If such executives cannot reach a resolution of the dispute within a reasonable time, then such dispute shall be resolved by binding alternative dispute resolution in accordance with the then existing commercial arbitration rules of International Institute for Conflict Prevention and Resolution, 30 East 33rd Street, 6th Floor, New York, NY 10016. Arbitration shall be conducted in the jurisdiction of the defendant party, in the English language.
18.11    Prevailing Party. In any dispute resolution proceeding between the parties in connection with this Agreement, the prevailing party will be entitled to recover its reasonable attorney's fees and costs in such proceeding from the other party.

18.12    Publicity. Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party's express prior written consent, except as required under Applicable Laws, by any governmental agency or by the rules of any stock exchange on which the securities of the disclosing party are listed, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

18.13    Right to Dispose and Settle. If Catalent requests in writing from Client direction with respect to disposal of any inventories of Product, Client-supplied Materials, equipment, samples or other items belonging to Client and is unable to obtain a response from Client within a sixty
(60) day period after making reasonable efforts to do so, Catalent shall be entitled in its sole discretion to (A) dispose of all such items and (B) set-off any and all amounts due to Catalent or any of its Affiliates from Client against any credits Client may hold with Catalent or any of its Affiliates.

18.14    Force Majeure. Except as to payments required under this Agreement, neither party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such party's performance hereunder if such default or delay is caused by events beyond such party's reasonable control, including acts of God, law or regulation or other action or failure to act of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or weather, labor disturbances, epidemic or failure of suppliers, vendors, public utilities or common carriers; provided, that the party seeking relief under this Section shall immediately notify the other party of such cause(s) beyond such party's reasonable control. The party that may invoke this Section shall use commercially reasonable efforts to reinstate its ongoing obligations to the other party as soon as practicable. If the cause(s) shall continue unabated for seventy-five (75) days, then both parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from such cause(s).
18.15    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.

[Signature page follows]

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

IN WITNESS WHEREOF. the parties have caused their respective duly authorized Representatives to execute this Agreement effective as of the Effective Date.

CATALENT PHARMA SOLUTIONS, LLC
AURINIA PHARMACEUTICALS INC.

:
        By: /s/ Aris Gennadios                    By: /s/ Max Donley
        Name: Aris Gennadios                    Name; Max Donley
        Title: President, Softgel & Oral Technologies        Title:    EVP

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Signature Page to Softgel Commercial Supply Agreement

EXECUTION VERSION

ATTACHMENT A SPECIFICATIONS

I.    Client-supplied Materials (and associated specifications)

II.    Product Specifications

[The attached draft Specifications are the understanding of the parties as of the Effective Date but are not yet final and approved.]

    [Redacted]

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

ATTACHMENT B

UNIT PRICING, FEES AND MINIMUM REQUIREMENT

UNIT PRICING*
Product	Unit Strength	Batch Size	Initial Unit Pricing (Effective through [redacted])
Voclosporin softgel capsules	7.9mg	[redacted] softgels	[redacted]

* One unit is [redacted] softgel capsules. Unit Pricing does not include cost of API, tooling or other Product-specific capital items, artwork, shipping, insurance or duty. Unit Pricing also does not include any testing, retesting or testing supplies other than as expressly set forth in the Specifications. Unit Pricing is based on certain assumptions as to manufacturing processes, storage conditions, etc. Accordingly, Unit Pricing is subject to adjustment in the event any such assumptions are subject to revision in connection with the validation of the Product.

MINIMUM REQUIREMENT
Contract [redacted]	Product	Minimum Requirement
Contract [redacted]	7.9 mg Voclosporin softgel capsules	[redacted]softgel capsules
Contract [redacted]	7.9 mg Voclosporin softgel capsules	[redacted]softgel capsules
Contract [redacted]	7.9 mg Voclosporin softgel capsules	[redacted]softgel capsules
Contract [redacted]	7.9 mg Voclosporin softgel capsules	[redacted]softgel capsules
Contract [redacted]	7.9 mg Voclosporin softgel capsules	[redacted]softgel capsules
Contract [redacted]	7.9 mg Voclosporin softgel capsules	[redacted]softgel capsules
Contract [redacted]	7.9 mg Voclosporin softgel capsules	[redacted]softgel capsules

ADDITIONAL FEES
Type of Fee	Amount	Payable
Product Maintenance Fee	[redacted]per Product strength	Annually
[redacted] Fee	[redacted]per Product strength	Annually
Storage for Finished Product under Section 6.2	[redacted]per pallet per month	Monthly

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

Attachment C

Equipment Quotations

"Equipment Qualification for Manufacture of Voclosporin Softgels" [redacted]dated January 31, 2018

"[redacted]for Storage of Voclosporin API" [redacted]dated November 21, 2019

"Installation and Qualification of Charged Aerosol Detector ("CAD") Instrumentation to Support Analytical Testing of Voclosporin" [redacted]dated February 7, 2020

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.